UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2009

SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 W. Cypress Creek Rd., Suite 400	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 308-4200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal year

On September 10, 2009, SMF Energy Corporation (the “Company”) filed a Certificate of Amendment (the “Amendment”) with the Delaware Secretary of State to amend the Company’s Certificate of Incorporation.  The Amendment, which will become effective at 12:01 a.m. EST, on September 30, 2009, will effect a 1-for-4.5 reverse stock split of the Company’s common stock.

As a result of the reverse stock split, every 4.5 shares of the Company’s issued and outstanding common stock will be combined into 1 share of common stock. The reverse stock split will not change the number of authorized shares of the Company’s common stock.

No fractional shares will be issued in connection with the reverse stock split.  If, as a result of the reverse stock split, a stockholder would otherwise hold a fractional share, the number of shares to be received by such stockholder will be rounded up to the next highest number of shares.

Following the reverse stock split, the Company expects to have approximately 8.56 million shares of common stock outstanding.  The reverse stock split will affect all shares of the Company’s common stock, including common stock underlying stock options, warrants, promissory notes and preferred stock that are outstanding immediately prior to the effective time of the reverse stock split.

The Company’s transfer agent, American Stock Transfer and Trust Company, will send instructions to stockholders of record who hold stock certificates regarding the exchange of old stock certificates for new stock certificates.

The Amendment is attached hereto as Exhibit 3.1 and is incorporated by reference herein.  The press release announcing the reverse stock split is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment of Certificate of Incorporation
99.1	Press release of SMF Energy Corporation, dated September 15, 2009, announcing reverse stock split

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2009	SMF ENERGY CORPORATION

	By:	/s/ Richard E. Gathright
Richard E. Gathright, Chief Executive Officer and President

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
3.1 99.1	Certificate of Amendment of Certificate of Incorporation Press release of SMF Energy Corporation, dated September 15, 2009, announcing reverse stock split